Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: George A. Troutman Chief Financial Officer (614) 748-1150 george.troutman@pinnacle.com

PDSI REPORTS IMPROVED SALES AND PROFITABILITY

FOR 2006 SECOND QUARTER

COLUMBUS, Ohio (July 26, 2006) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the second quarter ended June 30, 2006.

Michael R. Sayre, President and Chief Executive Officer, commented, “Our 2006 second quarter and six months results reflect the success of our acquisition of GNP Computers, Inc. on August 15, 2005, as well as significant organic growth in revenues and gross profit. Since the acquisition, we have added new customers and expanded existing relationships with customers within a number of our target markets. On a pro forma basis, as if the acquisition had occurred on January 1, 2005, sales increased 44% for the second quarter of 2006 and 30% for the first six months of 2006 compared to the same periods last year.”

Mr. Sayre continued, “We expect strong sales and gross profit through the end of the year. Increased expenses will be incurred during the second half of 2006 consistent with our Operational Improvement Plan, which was announced on June 2, 2006. Annual savings are expected to be approximately $1.6 million upon completion of this Plan.”

Second Quarter 2006

Sales for the second quarter of 2006 were a record $19.3 million, a 178% increase compared to $6.9 million for the second quarter of 2005. Gross profit increased 169% to $4.4 million, or 23% of sales, for the second quarter of 2006 versus $1.6 million, or 24% of sales, for the same period of 2005.

Operating expenses, including selling, general and administrative (“SG&A”) expenses, increased 149% to $4.2 million for the second quarter of 2006 compared to $1.7 million in the second quarter of 2005. SG&A expenses for the second quarter of 2006 included two special items which totaled $533,000. As previously disclosed, one of the Company’s customers, Silicon Graphics, Inc. (“SGI”), filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code on May 8, 2006. The Company has determined that as of June 30, 2006 a portion of the outstanding accounts receivable and inventory related to the repair service agreement with SGI is impaired. Therefore, the Company incurred expenses of $465,000 concerning a reserve for outstanding receivables and related legal services during the second quarter of 2006. In addition, the Company incurred $68,000 of incremental expenses related to the consolidation of production facilities announced June 2, 2006 as part of its Operational Improvement Plan.

Operating expenses were 22% of sales for the second quarter of 2006 compared to 24% of sales in the comparable quarter of 2005. Excluding the special items, operating expenses were $3.6 million, or 19% of sales for the second quarter of 2006.

The Company reported net income of $52,000, or $0.01 per diluted share, for the second quarter of 2006 compared to a net loss of $(38,000), or $(0.01) per share in the second quarter of 2005.

Six Months Ended June 30, 2006

Sales for the six months ended June 30, 2006, totaled a record $34.3 million, an increase of 137% compared to $14.4 million for the comparable period last year. Gross profit for the first half of 2006 was $7.3 million, a 98% increase from $3.7 million for the first half of 2005. The record sales and gross profit was primarily aided by the 2005 acquisition coupled with organic growth in programs with existing customers.

In the first half of 2006, operating expenses increased 135% to $7.7 million compared to $3.3 million in the first half of 2005. There were three special items included in operating expenses for the first half of fiscal 2006. This included $400,000 of previously disclosed severance expenses identified in the first quarter, as well as the second quarter of 2006 items noted above. Operating expenses for the first half of 2006 were 22% of sales compared to 23% of sales in the comparable quarter of 2005. Excluding the special items, operating costs were $6.8 million, or 20% of sales.

The reported net loss for the first half of 2006 was $(466,000) or $(0.08) per share, compared to net income of $208,000, or $0.03 per diluted share, for the first half of 2005.

Also, during the second quarter of 2006, the Company entered into a $2.0 million short term note with KeyBank N.A. The purpose of the note is to pay down the Company’s existing line of credit, thereby increasing the line of credit’s availability to fund working capital needs. The term on the note is 90 days with an interest rate of 7.810%.

Additional Operating Results

For the second quarter of 2006, product sales totaled $16.8 million, an increase of 237% from $5.0 million in the second quarter of 2005. Gross profit on products increased to $3.0 million, or 18% of product sales, in the second quarter of 2006 from $612,000, or 12% of sales, in the same quarter of 2005 due to the higher volume and change in mix of products produced in the quarter.

For the second quarter of 2006, service sales totaled $2.5 million, an increase of 26% from approximately $1.9 million in the second quarter of 2005. Gross profit on service sales for the 2006 second quarter totaled $1.4 million, compared to $1.0 million for the same period in 2005. The gross profit margin on service sales improved to 58% in the second quarter of 2006 from 53% in the 2005 second quarter due to higher service sales volume, mix and improved operating leverage.

For the first half of 2006, product sales totaled $29.2 million, an increase of 184% from $10.3 million in the first half of 2005. Gross profit on products increased to $4.4 million in the first half of 2006 from $1.4 million in the first half of 2005. As a percent of product sales, gross profit was 15% for the first half of 2006 compared to 14% for the first half of 2005.

For the first half of 2006, service sales totaled $5.0 million, an increase of 21% from $4.1 million in the first half of 2005, due to new and expanding repair and hardware management programs. Gross profit on service sales for the first six months of 2006 totaled $2.9 million, compared to $2.2 million for the comparable period in 2005. The gross profit margin on service sales improved to 58% in the first half of 2006 from 54% in the first half of 2005.

Second Quarter Highlights

•	The Board of Directors appointed Mr. Rob Harris to the position of Vice President, Global Sales and Marketing and General Manager of International Business; Mr. George Mehok to the position of Vice President, Business Solutions Group; and Mr. George Troutman to the position of Chief Financial Officer, Treasurer and Secretary.

•	PDSi was recognized by Intel (NASDAQ: INTC) with the Most Innovative Solution for Business award at the Intel® Solution Summit held in Arizona. This award illustrates PDSi’s strong commitment to providing best-in-class, comprehensive frame level design, integration and lifecycle management services by specializing in building systems to precise and exacting standards.

•	PDSi secured a multi-million dollar engagement with a world-leading Original Equipment Manufacturer (“OEM”) of publishing equipment to deliver next generation computer controllers embedded in its solutions.

•	A global independent software vendor in communications services chose PDSi to provide its hardware platform and manage logistics and repair management worldwide. The multi-million dollar engagement includes responsibility for manufacturing management, supply chain management, logistics, RMA and repair management. As a part of the worldwide deployment, PDSi will deliver finished units from PDSi managed facilities in North America, Europe and Asia.

•	PDSi was chosen by a global OEM manufacturer of Signaling Gateway Solutions to manufacture, deploy and manage repair for a new product release to telecommunication customers worldwide.

•	PDSi released the first AMD Advanced Telecommunications Architecture (ATCA) blade. PDSi was contracted by AMD to design and manufacture the high availability blade for the telecommunications industry.

•	PDSi was awarded a multi-million dollar contract from a global OEM to manufacture and integrate high availability frames for the management of wireless communications. PDSi will engineer, manufacture and deploy over 100 frames worldwide over the next year.

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer, George A. Troutman, Chief Financial Officer, and Rob Harris, Vice President Global Sales and Marketing, and General Manager of International Business, will discuss the Company’s second quarter results, recent developments and its long-term growth strategy.

The telephone number to participate in the conference call is (866) 250-2351. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides product lifecycle service solutions to OEMs in the medical, telecommunications, computer, industrial, imaging and defense equipment industries,

among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding sales and gross profit expectations for the remainder of the 2006 fiscal year and annual savings relating to the Company’s Operational Improvement Plan. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “should” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for the Company’s products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB.

PINNACLE DATA SYSTEMS, INC.

BALANCE SHEETS

(Dollars in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$455	$486
Accounts receivable, net of allowance for doubtful accounts of $597 and $70, respectively	12,312	12,556
Inventory	10,756	9,233
Prepaid expenses	428	421
Refundable income taxes	401	—
Deferred income taxes	833	833

Total current assets	25,185	23,529

PROPERTY AND EQUIPMENT
Leasehold improvements	411	329
Furniture and fixtures	392	389
Computer equipment and related software	2,975	2,715
Shop equipment	606	599

Total property and equipment, cost	4,384	4,032
Less accumulated depreciation and amortization	(3,440)	(3,250)

Total property and equipment, net	944	782

OTHER ASSETS	112	108

TOTAL ASSETS	$26,241	$24,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$7,417	$9,336
Short-term note	2,000	—
Accounts payable	8,129	6,122
Accrued expenses:
Wages, payroll taxes and benefits	1,007	978
Income taxes	—	366
Other	673	653
Unearned revenue	179	209

Total current liabilities	19,405	17,664

LONG-TERM LIABILITIES
Deferred income taxes	63	63

TOTAL LIABILITIES	19,468	17,727

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 6,274,448 and 5,985,356 shares issued and outstanding, respectively	3,251	2,755
Additional paid-in capital	805	754
Retained earnings	2,717	3,183

Total stockholders’ equity	6,773	6,692

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,241	$24,419

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Quarter Ended		For the Two Quarters Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)		(unaudited)
SALES
Product sales	$16,840	$4,998	$29,248	$10,303
Service sales	2,454	1,946	5,004	4,134

Total sales	19,294	6,944	34,252	14,437

COST OF SALES
Product sales	13,834	4,386	24,886	8,869
Service sales	1,032	914	2,111	1,902

Total cost of sales	14,866	5,300	26,997	10,771

GROSS PROFIT	4,428	1,644	7,255	3,666
OPERATING EXPENSES	4,175	1,674	7,702	3,271

INCOME (LOSS) FROM OPERATIONS	253	(30)	(447)	395

OTHER EXPENSE
Interest expense	166	33	330	61

INCOME (LOSS) BEFORE INCOME TAXES	87	(63)	(777)	334
INCOME TAX (BENEFIT) EXPENSE	35	(25)	(311)	126

NET INCOME (LOSS)	$52	$(38)	$(466)	$208

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.01	$(0.01)	$(0.08)	$0.04

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.01	$(0.01)	$(0.08)	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,237,362	5,833,753	6,150,305	5,780,083

Diluted	6,511,765	5,833,753	6,150,305	6,272,914

PINNACLE DATA SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Two Quarters Ended
	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(466)	$208

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	190	246
Stock-based compensation expense	51	—
Provision for doubtful accounts	514	10
Inventory reserves	93	186
(Increase) decrease in assets:
Accounts receivable	(270)	(341)
Inventory	(1,616)	(1,712)
Prepaid expenses and other assets	(11)	53
Refundable income taxes	(401)	42
Increase (decrease) in liabilities:
Accounts payable	978	567
Accrued expenses and taxes	(317)	188
Unearned revenues	(30)	60

Total adjustments	(819)	(701)

Net cash used in operating activities	(1,285)	(493)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(352)	(206)

Net cash used in investing activities	(352)	(206)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments on) proceeds from line of credit	(1,919)	711
Proceeds from short term note	2,000	—
Outstanding checks in excess of funds on deposit	1,029	(333)
Principal payments on capital lease obligation	—	(6)
Proceeds from stock options exercised	496	328

Net cash provided by financing activities	1,606	700

INCREASE IN CASH	(31)	1
Cash at beginning of period	486	15

Cash at end of period	$455	$16

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$327	$57

Income taxes paid, net of refunds	$457	$84

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Income tax benefit from stock option plans credited to additional paid-in-capital	$—	$137

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